REPRICING AMENDMENT TO
                         COMMON SHARE PURCHASE WARRANTS

         This Repricing Amendment to Common Share Purchase Warrants (this "Amendment") is entered into effective as of October 18, 2001, by and between Altair International, Inc. an Ontario corporation (the "Company") Louis Schnur, an individual, and Toyota on Western, Inc., an Illinois corporation and affiliate of Louis Schnur. Louis Schnur and Toyota on Western Inc., are collectively referred to as the "Holders" and separately referred to as a "Holder."

                                   Background

         A. The Holders are affiliated parties, and Louis Schnur is a primary owner and President of Toyota on Western, Inc.

         B. Between December 1999 and August 2000, one or the other of the Holders purchased the following warrants to purchase common shares of the
Company  (1) a Series K-1  Warrant  dated  December  6, 1999 for  25,000  common shares,  (2) a Series L-1  Warrant  dated  January  24,  2000 for 25,000  common shares,  (3) a Series  2000A-1  Warrant  dated  July 8, 2000 for  15,500  common shares,  (4) a Series  2000A-2  Warrant  dated  July 17,  2000 for 9,000  common shares,  (5) a Series  2000A-3  Warrant  dated July 20,  2000 for 25,500  common shares,  (6) a Series  2000A-4  Warrant  dated July 28,  2000 for 34,500  common shares,  (7) a Series  2000A-5  Warrant  dated July 31,  2000 for 13,000  common shares,  (8) a Series  2000A-9  Warrant  dated August 7, 2000 for 26,500  common shares, (9) a Series 2000A-6 Warrant dated August 14, 2000 for 30,000 common shares, and (10) a Series 2000A-7 Warrant dated August 22, 2000 for 51,000 common shares (the "1999 Warrants"). The offer and sale by the Company of the 1999 Warrants were registered under Securities Act of 1933, as amended (the "Securities Act"), pursuant to Registration Statement on Form S-3, No. 333-70763, and each such offer and sale was proceeded by a Prospectus dated March 17, 1999 and a related prospectus supplement.

         C. During March 2000 and August 2000, one or the other of the Holders purchased (1) a Series M-1 Warrant dated March 3, 2000 for 83,333 common shares,
(2) a Series 2000B-1 Warrant dated August 4, 2000 for 187,500 common shares of the Company, and (3) a Series 2000C-1 Warrant dated August 4, 2000 for 187,500 common shares of the Company (the "2000 Warrants"; collectively with the 1999 Warrants, the "Warrants") from the Company in a private offering exempt from the registration requirements of the Securities Act. The 2000 Warrants are "restricted securities," as defined under Rule 144 promulgated under the Securities Act. The resale of the common shares issuable upon exercise of the 2000 Warrants, however, has been registered under the Securities Act pursuant to Registration Statement on Form S-3, No. 333-54902 (the "Resale Registration Statement").

         D. In order to provide incentive for the Holders to exercise the Warrants as soon as possible, the Company has agreed to reduce the exercise price of each of the Warrants to $1.00 for a limited period, after which the exercise price will again increase to the exercise price set forth in the respective Warrant, all on and subject to the terms and conditions of this Amendment.

                                    Agreement

                  NOW THEREFORE, in consideration of the covenants set forth herein and in the Warrants and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Holders hereby agree as follows:

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

         1. Amendment to 1999 Warrants. Each of the 1999 Warrants is hereby amended to include a Section (which shall be the last numbered Section of the respective Warrant), the text of which is as follows:

         Notwithstanding anything to the contrary in this Warrant Certificate, with respect to any Warrant that is exercised during the period commencing on October 18, 2001 and ending at 5:00 Pacific Time on December 3, 2001 (the "1999 Warrant Discount Period"), the Exercise Price shall be U.S. $1.00. Following the expiration of the 1999 Warrant Discount Period, the Exercise Price shall increase to the amount designated as the Exercise Price in the first paragraph of this Warrant Certificate.

         2. Amendment to 2000 Warrants. Each of the 2000 Warrants is hereby amended to include a Section (which shall be the last numbered Section of the respective Warrant), the text of which is as follows:

         Notwithstanding anything to the contrary in this Warrant Certificate, with respect to any Warrant that is exercised during the period commencing on the business day that is two business days after the Corporation has filed its Quarterly Report on Form 10-Q for the three-month period ended September 30, 2001 and ending at 5:00 Pacific Time on December 14, 2001 (the "2000 Warrant Discount Period"), the Exercise Price shall be U.S. $1.00. Following the expiration of the 2000 Warrant Discount Period, the Exercise Price shall increase to the amount designated as the Exercise Price in the first paragraph of this Warrant Certificate.

         3. Covenants by Company and Holders. Unless the Company has earlier caused this Amendment to be filed with the Securities and Exchange Commission as an Exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, the Company shall cause this Amendment to be filed as an Exhibit to its Quarterly Report on Form 10-Q for the three-month period ended September 30, 2001 and shall, within two days of the date of such filing, promptly thereafter deliver to the Holders a prospectus under the Resale Registration Statement reflecting any changes effected by this Amendment. The Holders agree that all common shares of the Company issuable upon exercise of the 2000 Warrants shall be sold in compliance with the prospectus delivery requirements of the Securities Act, using the most recent form of prospectus provided by the Company.

         4. Expiration of Offer. This Amendment shall be binding on the parties hereto only when and if signed by all of the parties hereto. The Company agrees to execute this Amendment if it receives a copy of this Amendment executed by both of the Holders on or before October 26, 2001.

         5. Ratification of Warrants. Except as expressly amended by this Amendment, the terms and conditions of each of the Warrants are hereby ratified and confirmed by the parties hereto and thereto.

         6. Counterparts. This Amendment may be signed in counterparts, all of which taken together shall constitute a single integrated agreement. A facsimile copy of this Amendment or any counterpart thereto shall be valid as an original.


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


         IN WITNESS WHEREOF, the Company and the Holders have caused this Repricing Amendment to Common Share Purchase Warrants to be executed effective as of the date first set forth above.

                  The Company

                           Altair International Inc.

                           By:      /s/ William P. Long
                                   ----------------------------------
                                        William P. Long, President


                  The Holders

                                    /s/ Louis Schnur
                                    ---------------------------------
                                        Louis Schnur, an individual

                           Toyota On Western, Inc.

                           By:      /s/ Louis Schnur
                               --------------------------------------
                                    Louis Schnur, President

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